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                                                                  EXHIBIT 2.4




                                    CONTRIBUTION AGREEMENT

        This CONTRIBUTION AGREEMENT is made and entered into this 30th day of September, 1996, by and among DONALD L. SMITH ("Smith"), individually, a single man, and S&K SMITH CO., a Michigan co-partnership ("S&K"; S&K and Smith are sometimes hereinafter collectively referred to as the "Contributors"), and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP ("Sun"), a Michigan limited partnership having its principal office at 31700 Middlebelt, Suite 145, Farmington Hills, Michigan 48334, or its designee or assignee.

                                R E C I T A L S:

         A. The Contributors are the owners of parcels of real property (the "Continental Land") located in the City of Davison, Genesee County, Michigan, containing 386 developed manufactured home sites on approximately 60 acres, commonly known as Continental Estates Manufactured Home Community ("Continental Estates"), as more fully described in Exhibit "A" attached hereto and made a part hereof, together with the buildings, structures, improvements and manufactured home sites on, above or below the Continental Land, and all fixtures attached to, a part of or used in connection with the improvements, structures, buildings and manufactured home sites, and the parking, facilities, walkways, ramps and other appurtenances relating to the Continental Land (collectively the "Continental Improvements").

         B. The Contributors are the owners of parcels of real property (the "Continental North Land") located in the City of Davison, Genesee County, Michigan, containing 334 developed manufactured home sites and 80 undeveloped manufactured home sites on approximately 80 acres, commonly known as Continental North Manufactured Home Community ("Continental North"), as more fully described in Exhibit "B" attached hereto and made a part hereof, together with the buildings, structures, improvements and manufactured home sites on, above or below the Continental North Land, and all fixtures attached to, a part of or used in connection with the improvements, structures, buildings and manufactured home sites, and the parking, facilities, walkways, ramps and other appurtenances relating to the Continental North Land (collectively the "Continental North Improvements").

         C. The Contributors are the owners of parcels of real property (the "Davison East Land"; the Davison East Land, Continental Land, and Continental North Land are sometimes hereinafter collectively referred to as the "Land") located in the City of Davison, Genesee County, Michigan, containing 190 developed manufactured home sites on approximately 24 acres, commonly known as Davison East Manufactured Home Community ("Davison East"), as more fully described in Exhibit "C" attached hereto and made a part hereof, together with the buildings, structures, improvements and manufactured home sites on, above or below the Davison East Land, and all fixtures attached to, a part of or used in connection with the improvements, structures, buildings and manufactured home sites, and the parking, facilities, walkways, ramps and other appurtenances relating to the Davison East Land (collectively the "Davison East Improvements"; the Davison East Improvements, Continental Improvements, and Continental North Improvements are sometimes hereinafter collectively referred to as the "Improvements").

         D. The Contributors are the owners of all machinery, equipment, goods, vehicles, manufactured homes and other personal property (collectively the "Personal Property") described in Exhibits "D1", "D2" and "D3", attached hereto and made a part hereof, which is located at or useable in connection with the ownership or operation of the Continental Land and Continental Improvements, Continental North Land and Continental North Improvements, and the Davison East Land and Davison East Improvements, respectively. The Personal Property does not include the Leased Homes (as defined in Section 18 below).


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         E.      The Land, the Improvements, and the Personal Property,
together with all of the Contributors' right, title and interest in and to all licenses, permits and franchises issued with respect to the use, occupancy, maintenance or operation of the Land and Improvements, all right, title and interest, if any, of the Contributors in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining the Land to the center line thereof, all easements appurtenant to the Land, including, but not limited to, privileges or rights of way over adjoining premises inuring to the benefit of the Land, or the fee owner thereof, and all rights of use, air, mineral and subsurface rights, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging to the foregoing are hereinafter sometimes collectively referred to as the "Projects". The Land, Improvements, and Personal Property relating to one of manufactured housing communities is sometimes individually referred to as a "Project".

         F. The Contributors desire to contribute the Projects to Sun, and Sun desires to accept the contribution of the Projects from the Contributors, all upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the premises, and the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1.      AGREEMENT TO CONTRIBUTE.

         1.1 The Contributors agree to contribute the Projects to Sun, and Sun agrees to accept the Projects from the Contributors, in accordance with the terms and subject to the conditions hereinafter set forth.

         2.      CONSIDERATION.

         2.1 The parties agree that the aggregate value (the "Agreed Value") of the Projects, exclusive of the 80 undeveloped manufactured home sites within Continental North, is Sixteen Million and 00/100 ($16,000,000.00) Dollars less (i) the amount necessary to payoff in full the Mortgages (as defined in Section 3.1(a), including all costs and prepayment fees related thereto, anticipated to be approximately Two Million Eight Hundred Thousand and 00/100 Dollars ($2,800,000.00), (ii) the costs incurred by Sun for the policy of title insurance and endorsements thereto to be issued pursuant to Section 19.2(e) hereof, the Surveys to be obtained pursuant to Section 4.2 and the Environmental Audits to be obtained pursuant to Section 10.1(e), and (iii) the sum of all transfer, documentary, intangible, sales, use and other taxes paid by Sun pursuant to the terms hereof as a result of the transfer of the Projects to Sun. In consideration for the contribution of the Projects (exclusive of the 80 undeveloped manufactured home sites within Continental North) to Sun, on the Contribution Date Sun shall issue to the Contributors the number of Common OP Units (such term having the meaning assigned to it in Sun's Second Amended and Restated Limited Partnership Agreement) equal to a fraction in which the numerator is the Agreed Value and the denominator is the "Stock Price". The Stock Price shall mean (i) $1.00 over the Base Price (as defined below) if such Base Price is $27.50 per share or less; (ii) $28.50 if the Base Price is greater than $27.50 and less than $28.50; and (iii) the Base Price if the Base Price is $28.50 or more. The Base Price will equal the average closing stock price per share of the common stock of Sun Communities, Inc. (the "REIT") during the five (5) business days immediately prior to the Contribution Date.


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         2.2     If during the two (2) year period immediately following the
Contribution Date the highest average closing stock price of the REIT for any five (5) consecutive business days (the "New Average Stock Price") does not, at a minimum, equal the Stock Price used when determining the number of Common OP Units issued pursuant to Section 2.1 and the Stock Price used in Section 2.1 was less than $28.50 per share, Sun will issue additional Common OP Units to the Contributors (the "Additional Issuance") equal to the difference between the number of Common OP Units issued to the Contributors at closing and (i) the number of Common OP Units which would have been issued to the Contributors if the New Average Stock Price had been used as the Stock Price in determining the number of such Common OP Units to be issued pursuant to Section 2.1, or (ii) the number of Common OP Units which would have been issued to the Contributors if the Base Price had been used as the Stock Price in determining the number of such Common OP Units to be issued pursuant to Section 2.1, whichever is less.

         2.3 The Common OP Units issued pursuant to Section 2.1 shall be issued effective as of one day after the REIT's dividend record date immediately following the Contribution Date. The Common OP Units issued pursuant to Section 2.2, if any, shall be issued effective as of one day after the REIT's dividend record date immediately following the second anniversary of the Contribution Date. With respect to the calendar quarter in which the issuance of Common OP Units is effective, Sun will make a payment to the Contributors per Common OP Unit equal to the product of (x) the distribution per Common OP Unit for the REIT's record date immediately preceding the date the issuance of such Common OP Units is effective and (y) a fraction in which the numerator is the number of days from, but not including, the Contribution Date (with respect to Common OP Units issued pursuant to Section 2.1) or the second anniversary of the Contribution Date (with respect to any Common OP Units that may be issued pursuant to Section 2.2) to the end of the calendar quarter and the denominator is the number of days in the calendar quarter in which falls the Contribution Date (with respect to Common OP Units issued pursuant to Section 2.1) or the second anniversary of the Contribution Date (with respect to any Common OP Units that may be issued pursuant to Section 2.2). Such payment shall be made on the date the REIT's dividend payment is made for such calendar quarter.

         2.4 If prior to the second anniversary of the Contribution Date, the common stock of the REIT shall be effected by any recapitalization, merger, consolidation, reorganization, stock dividend, stock split or other change in capitalization affecting the common stock of the REIT, the formula for the issuance of additional Common OP Units set forth above shall be appropriately adjusted to prevent the dilution or enlargement of the rights and obligations of Sun and the Contributors pursuant to Section 2.2 which may otherwise result due to such event or transaction.

         2.5 The Common OP Units to be issued to the Contributors pursuant to the terms hereof shall be governed by Sun's Second Amended and Restated Limited Partnership Agreement, dated as of April 30, 1996, as amended (the "Sun Partnership Agreement"), a copy of which is attached hereto as Exhibit "2.5(a)" and made a part hereof, as such Sun Partnership Agreement shall be amended on the Contribution Date only to reflect the admission of the Contributors as limited partners and the issuance of such Common OP Units to the Contributors. In addition, effective as of the Contribution Date, the Contributors and the REIT shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit "2.5(b)", and each Contributor shall execute and deliver such investment and subscription documents as Sun shall reasonably require in connection with the issuance of the Common OP Units and represent and warrant that such Contributor and each equity owner of such Contributor which is a corporation or partner is a Michigan resident and an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

         2.6 In addition to the issuance of Common OP Units pursuant to Sections 2.1 and 2.2, Sun shall also pay the Contributors an additional sum (the "Cash Purchase Price") of Two Hundred





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Forty Thousand and 00/100 Dollars ($240,000.00) for the 80 undeveloped manufactured home sites within Continental North (the "Undeveloped Sites"). After the Contribution Date, Sun shall proceed in good faith and with due diligence to complete the development of the Undeveloped Sites. The Cash Purchase Price is payable from time to time, in accordance with the following procedures.

                 (a) Sun shall pay to the Contributors the sum of Three Thousand and 00/100 Dollars ($3,000.00) for each Undeveloped Site which becomes an Occupied Site. "Occupied Sites" means those Undeveloped Sites actually occupied by bona fide independent third party tenants paying Market Rate Rent pursuant to leases written on Sun's standard from lease for Continental North and who have delivered to the landlord the security deposit required by their respective leases. "Market Rate Rent" means the current rental rates in effect at Continental North at the time the tenant entered into its lease, excluding any discounts, free rent or other incentives offered to new tenants. The payments under this Section 2.6(a) shall be due within thirty (30) days after a total of ten (10) Undeveloped Sites become Occupied Sites and shall cover all sites which became Occupied Sites since the last such application, or if there was no previous application, since the Contribution Date. Rent payable under leases for the Occupied Sites prior to the payment of the Cash Purchase Price therefor shall belong to Sun.

                 (b) If the entire Cash Purchase Price has not been paid by the third anniversary of the Contribution Date, the difference, without interest, between the Cash Purchase Price and all amounts previously paid pursuant to this Section 2.6, shall be paid to the Contributors on, or at Sun's option, before, the third anniversary of the Contribution Date.

         3.      PERMITTED EXCEPTIONS.

         3.1 The Projects shall be conveyed to Sun subject only to the following matters (the "Permitted Exceptions"):

                 (a) Those certain Mortgages (collectively, the "Mortgages"), encumbering the Projects, from the Contributors to NBD Bank, N.A. (the "Lender"), which Mortgages secure payment of certain promissory notes, identified, with their original and outstanding principal balances, on the Schedule of Mortgages attached hereto as
         Exhibit  3.1(a) and made a part hereof.

                 (b) Those liens, encumbrances, easements and other matters set forth on Schedule B of the Commitment to be delivered pursuant to Section 4.1 hereof which Sun does not designate as Title Defects pursuant to Section 5.1 hereof;

                 (c) The rights of parties in occupancy of all or any portion of the Continental Land and Continental Improvements, Continental North Land and Continental North Improvements and Davison East Land and Davison East Improvements, respectively, under leases, subleases or other written agreements, to the extent set forth and described in the current Rent Rolls (collectively, the "Rent Rolls" and individually, a "Rent Roll") attached hereto as Exhibits "3.1(c)-1", "3.1(2)-2" and 3.1(2)-3", respectively, as the same shall be updated to the Contribution Date; and

                 (d) All presently existing and future liens for unpaid real estate taxes, assessments for public improvements installed after the Contribution Date, and water and sewer charges and rents, subject to adjustment thereof as hereinafter provided.

         4.      EVIDENCE OF TITLE; SURVEY; LIEN SEARCHES.


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         4.1     Within thirty (30) days after the date hereof, the
Contributors shall furnish Sun with a commitment (the "Commitment") for an A.L.T.A. Form B Owner's Policy of Title Insurance covering all of the Projects, without standard exceptions, issued by a nationally recognized title insurance company reasonably acceptable to Sun (the "Title Company"), along with copies of all instruments described in Schedule B of the Commitment, in the amount of Sixteen Million Two Hundred Forty Thousand and 00/100 Dollars ($16,240,000.00), and showing marketable and insurable title in the Contributors subject only to:
(a) the Permitted Exceptions; and (b) such other title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount which may be removed by the payment of money at the Closing, and which the Contributors have the right to remove and shall cause to be removed at or prior to Closing (the "Removable Liens"). At Closing, the Contributors shall cause to be provided to Sun, at Sun's expense, a policy of title insurance issued pursuant to the Commitment, insuring the interest in the Projects being acquired by Sun without the "standard exceptions" and containing such additional endorsements as Sun shall reasonably request.

         4.2 Within thirty (30) days after the date hereof, the Contributors shall furnish Sun with a current ALTA "as built" survey (the "Surveys") for each of the Projects prepared by a licensed surveyor or engineer approved by Sun, certified to Sun, the Title Company, and any other parties designated by Sun, using the form attached as Exhibit "4.2" hereto, or such other form of Survey and certificate as Sun may designate. Each of the Surveys shall show the legal description of the Land to which such Survey relates, the total acreage of each parcel comprising such Land, all structures and improvements located thereon (other than manufactured homes), all boundaries, courses and dimensions, set-back lines, easements and rights of way (including any recording references), the location of all highways, streets and roads upon or adjacent to such Land, and the location of all utility lines and connections with such utility lines. Each of the Surveys shall be sufficient for removal of the standard survey exception from the policy of title insurance to be issued pursuant to the Commitment and shall not reveal any of the following:
(i) encroachments on a Project or any portion thereof from any adjacent property, (ii) the encroachment of a Project, or any portion thereof, on any adjacent property, or (iii) any violation by any portion of a Project of any recorded building liens, restrictive covenants or easements affecting such Project. Each of the Surveys shall be in form and content acceptable to Sun and its lenders. The cost of the Surveys shall be borne by Sun, unless this Agreement terminates for any reason other than the default of Sun, in which case, the Contributors shall pay the cost of the Surveys.

         4.3 Prior to the Contribution Date, the Contributors shall deliver to Sun Uniform Commercial Code financing statement and tax lien searches with respect to each of the Contributors from the State of Michigan, the County of Genesee, Michigan, and the State of each Contributor's principal office, if not Michigan, dated within ten (10) days prior to the Closing, showing no security interests, pledges, liens, claims or encumbrances in or affecting the Projects including the Personal Property, except for security interests of a definite or ascertainable amount which may be removed by the payment of money at Closing and which the Contributors have a right to, and do remove at Closing and security interests relating to the Mortgages.

         5.      TITLE OBJECTIONS.

         5.1 If the Commitment or any Survey discloses exceptions which are not acceptable to Sun, in its sole discretion, other than the Removable Liens, Sun shall notify the Contributors in writing of its objections to such exceptions (the "Title Defects"), and the Contributors agree to use their best efforts to cure any such Title Defects. If Sun objects to any exception disclosed on the Commitment or a Survey, such exception shall not be treated as a Permitted Exception hereunder. If the Contributors fail to have the Title Defects deleted from the Commitment or Survey, as the case may be, or discharged within ten (10) days after receipt of notice from Sun (or such longer time period designated by Sun) or to remove the Removable Liens at or prior to Closing as required herein, Sun may: (a) terminate this Agreement by delivery of written notice to the Contributors,





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whereupon neither the Contributors nor Sun shall have any further duties or obligations under this Agreement other than the Contributors' obligation to pay legal fees for the drafting of this Agreement as described in Section 20.1 and reimburse Sun for certain expenses as set forth herein; (b) elect to take title as it then is, and for purposes of determining the number of Common OP Units to be issued to the Contributors pursuant to Section 2.1, reduce the Agreed Value by the actual cost, up to a maximum sum of $50,000.00, incurred or to be incurred by Sun to cure such Title Defects, and the actual amount paid to remove the Removable Liens; or (c) extend for up to ninety (90) days the period for the Contributors to cure such Title Defects, and if such Title Defects are not deleted during the extended period, Sun may then exercise its rights under subparagraphs (a) or (b) above. If the Contributors cause such Title Defects to be deleted from the Commitment, the Closing shall be held within seven (7) days after delivery of the revised Commitment and Survey or on the Closing Date specified in Section 19 hereof, whichever is later.

         6.      INFORMATION AND ACCESS TO PROJECT.

         6.1 Within five (5) days after the complete execution hereof, the Contributors shall deliver to Sun, or make available at the office of the Projects, and thereafter Sun shall have access to, the following:

                 (a) Copies of all leases, subleases, occupancy and tenancy agreements, and written commitments to lease currently in effect and covering any portion of the Projects (the "Tenant Leases"); all collection and credit reports pertaining to the Tenant Leases; the monthly management and operating reports customarily prepared by or on behalf of the Contributors for the last twelve (12) calendar months; and each Project's operating budget for the current year;

                 (b) The prospectus for each of the Projects, if applicable, and copies of all equipment leases, service, utility, supply, maintenance, concession and employment contracts, agreements, and other continuing contractual obligations (collectively the "Project Contracts") affecting the ownership or operation of the Projects;

                 (c) Annual statements of the results of the operation of each of the Projects for each of the last three (3) full calendar years, and copies of federal tax returns for the Contributors covering the Contributors' last three (3) fiscal years;

                 (d) Architectural drawings, plans and specifications and site plans for each of the Projects, to the extent available;

                 (e) Copies of all written notices of any zoning, safety, building, fire, environmental, health code or other violation relating to any of the Projects and not cured prior to the date hereof; and

                 (f) All other financial data, operating data, contracts, leases, instruments, invoices and other writings relating to the Projects which Sun may reasonably request, including, without limitation, tax bills and correspondence with the tax assessor, rent rolls for the past two years, information concerning capital improvements installed by the Contributors, information concerning historical rent increases imposed by the Contributors, a list of recurring services not furnished to the Projects through the Project Contracts, information concerning any pending or threatened litigation, utility bills for the past two (2) years, insurance policies and information regarding insurance claims, certificates of occupancy, existing environmental reports, appraisals and market studies, and the organizational documents of each Project's homeowners association, if organized, and any agreements between the Contributors and such homeowners association.





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         6.2     At all reasonable times from and after the date hereof, the
Contributors shall afford Sun and its representatives full and free access to the Projects, including, but not limited to, the right to conduct environmental, soil, engineering and other tests and to inspect the mechanical, plumbing and utility systems located at the Projects, together with all other aspects of the Projects; provided, however, if Sun or its representatives enter upon a Project pursuant to the terms hereof, Sun agrees to indemnify and hold the Contributors harmless from all damage caused to any person or such Project as a result of such entry and the negligent acts or omissions of Sun or its representatives. Further, Sun shall have the right, at its expense, to cause its accountant to prepare audited financial statements of the operations at the Projects for the calendar years ended December 31, 1993, December 31, 1994 and December 31, 1995, and for the period from January 1, 1996 through the calendar month preceding the Contribution Date, and the Contributors shall cooperate and assist it in all respects with the preparation of the audited financial statements. The Contributors shall furnish to Sun and its accountants all financial and other information in its possession or control to enable such accountants to prepare audited financial statements in conformity with Regulation S-X promulgated by the Securities and Exchange Commission ("SEC") and any registration statement, report or disclosure statement filed with, and any rule issued by, the SEC. The Contributors also shall provide a signed representation letter as prescribed by generally accepted auditing standards as promulgated by the Auditing Standards Divisions of the American Institute of Public Accountants which representation letter is required to enable an independent public accountant to render an opinion on such financial statements.

         7.      ASSIGNMENT OF LEASES, PROJECT CONTRACTS AND INTANGIBLES.

         7.1 The Contributors shall assign to Sun on the Contribution Date all of the Contributors' rights under all Tenant Leases covering any portion of any Project and all security and other deposits furnished by tenants under the Tenant Leases. The Contributors shall deliver to Sun all original Tenant Leases and documents and records with respect thereto. The Contributors shall indemnify, defend and hold harmless Sun from and against any loss or damage suffered by Sun as the result of any breach of the lessor's obligations under the Tenant Leases which occurred prior to the Contribution Date or as a result of the Contributors' failure to deliver any tenant security or other deposits to Sun. Sun shall indemnify, defend and hold harmless the Contributors from and against any loss or damage suffered by Contributors as the result of any breach of the lessor's obligations under the Tenant Leases which occurs subsequent to the Contribution Date.

         7.2 All Project Contracts which Sun, in its sole discretion, has elected to accept an assignment of by notice to the Contributors on or prior to the Contribution Date shall be assigned by the Contributors to Sun on the Contribution Date. The Contributors shall indemnify, defend and hold harmless Sun from and against any loss or damage suffered by Sun as a result of any breach of the Contributors' obligations under the Project Contracts which occurred prior to the Contribution Date, whether or not Sun has elected to take an assignment of the Project Contract, or as a result of the Contributors' termination of any Project Contract which is not assigned to Sun. Sun shall indemnify, defend and hold harmless Contributors from and against any loss or damage suffered by Contributors as a result of any breach of Sun's obligations under the Project Contracts assigned to Sun at its request which may occur subsequent to the Contribution Date.

         7.3 On the Contribution Date, the Contributors shall assign to Sun all of their right, title and interest in and to: (a) all licenses, permits and franchises then held by the Contributors for the Projects which may be lawfully assigned and which may be necessary or desirable, in Sun's opinion, to operate the Projects; (b) any warranties and guaranties from manufacturers, suppliers and installers pertaining to the Projects; (c) the names "Continental Estates Manufactured Home Community", "Continental North Manufactured Home Community", "Davison East Manufactured Home Community", and all variations thereof; (d) the telephone number(s) for all of the Contributors' telephones installed at the Projects; (e) all architectural drawings, plans and





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specifications and other documents in the Contributors' possession relating to the development of the Projects; (f) all business, operating and maintenance records, reports, notices and other information concerning the Projects; and
(g) all other intangible property related to the Projects (collectively, the "Intangible Property").

         8.      ADJUSTMENTS AND PRORATIONS.

         8.1 The following adjustments and prorations shall be made at the Closing between the Contributors and Sun computed to, but not including, the Contribution Date.

                 (a) Real estate taxes and personal property taxes which are a lien upon or levied against any portion of a Project on or prior to the Contribution Date, and all special assessments levied prior to the Contribution Date shall be paid by the Contributors. All current real estate taxes and personal property taxes levied against any portion of a Project shall be prorated and adjusted between the parties in accordance with local custom and practice in Genesee County, Michigan, as mutually agreed to by the Contributors and Sun and shall be paid by the Contributors or Sun, as the case may be.

                 (b) The amount of all unpaid water and other utility bills, and of all other expenses incurred with respect to the Projects, relating to the period prior to the Contribution Date, shall be paid by the Contributors.

                 (c) Charges under Project Contracts which are assigned to Sun at Sun's request shall be paid by the Contributors, to the extent attributable to the period prior to the Contribution Date, and shall be paid by Sun, to the extent attributable to the period after the Contribution Date, and all charges due under Project Contracts not assigned to Sun shall be paid by the Contributors.

                 (d) All rental and other revenues collected by the Contributors up to the Contribution Date which are allocable to the period subsequent to the Contribution Date shall be paid by the Contributors to Sun. To the extent Sun collects, within ninety (90) days after the Closing, any rental or revenues allocable to the period prior to the Contribution Date, Sun shall pay the same to the Contributors; provided, however, Sun is assuming no obligation whatsoever for the collection of such rentals or revenues and all rentals and revenues collected subsequent to the Contribution Date shall always, in the first instance, be applied first to the most current rentals and revenues, if any, then due under the Tenant Leases or otherwise. Sun shall have no obligation to remit to the Contributors any such delinquent rents collected later than ninety
         (90) days after the Closing.

                 (e) All security and other deposits held under the Tenant Leases, together with any interest accrued thereon (to the extent applicable law requires interest to be paid by the holder of such deposits), shall be paid by the Contributors to Sun in accordance with the laws of the State of Michigan or Sun shall receive an appropriate credit on the closing statement.

                 (f) Any real estate transfer tax, intangible tax, documentary tax, sales taxes, vehicle transfer, sales and use taxes and other taxes or charges levied on the transfer and conveyance of the Projects, whether levied on the Land, Improvements, Personal Property or otherwise, shall be paid by Sun.

         8.2 If after the closing either the Contributors or Sun discovers any inaccuracies or errors in the prorations or adjustments done at Closing, the Contributors and Sun shall take all action and pay all sums necessary so that the said prorations and adjustments shall be in accordance with the terms of this Agreement, and the obligations of either party to pay any such amount shall





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

survive the Contribution Date.

         9.       CONTRIBUTORS' WARRANTIES.

         9.1 The Contributors, jointly and severally, represent and warrant to Sun as of the date hereof, and as of the Contribution Date, the following with the understanding that each of the representations and warranties are material and have been relied on by Sun in connection herewith.

                 (a) True, correct and complete copies of the Tenant Leases, including all amendments and documents relating thereto, have been or will be delivered to Sun pursuant to Section 6.1(a) hereof; the Rent Rolls attached hereto as Exhibits "3.1(c)-1", "3.1(c)-2" and "3.1(c)-3", as updated to the Contribution Date, are and will be an accurate and complete rent roll describing each of the Tenant Leases, including the name of the tenant, the home site occupied by the tenant, the lease term, monthly rent, delinquencies in rent, deposits paid and any prepaid rent or credits due any tenant; except as set forth in the Rent Rolls, each Tenant Lease is in full force and effect and not in default and no events have occurred which, with notice or the passage of time, or both, would constitute such a default; the lessor has performed all of its obligations under each Tenant Lease; and the Tenant Leases have not been modified nor have any concessions been made with respect thereto unless expressly described in the Rent Rolls.

                 (b) Each Project and its operation as a manufactured home community complies in all respects with all Permitted Exceptions applicable thereto and all applicable laws, ordinances, codes, rules and regulations, including those pertaining to zoning, access to disabled persons, building, health, safety and environmental matters. Except as otherwise disclosed in Exhibit "9.1(b)" attached hereto, the Contributors have not received any notices of, and the Contributors, after due inquiry, have no knowledge of any existing facts or conditions which may result in the issuance of, any violations of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations with respect to a Project, the appurtenances thereto or the maintenance, repair or operation thereof, which will not be cured by the Contribution Date, at the Contributors' expense.

                 (c) Except as otherwise disclosed in Exhibit "9.1(c)" attached hereto, the Contributors have not received notice of and, after due inquiry, have no knowledge of any existing, pending or threatened litigation or condemnation proceedings or other court, administrative or extra judicial proceedings with respect to or affecting a Project or any part thereof.

                 (d) Except as otherwise disclosed in Exhibit "9.1(d)" attached hereto, the Contributors have no knowledge of any assessments, charges, paybacks, or obligations requiring payment of any nature or description against a Project which remain unpaid, including, but not limited to, those for sewer, water or other utility lines or mains, sidewalks, streets or curbs. The Contributors, after due inquiry, have no knowledge of any public improvements having been ordered, threatened, announced or contemplated with respect to a Project which have not heretofore been completed, assessed and paid for.

                 (e) True and complete copies of all Project Contracts and the prospectus for each Project, if applicable, and all amendments thereto have been delivered to Sun pursuant to Section 6.1 above; all Project Contracts are in full force and effect and not in default; all Project Contracts are listed in Exhibit "9.1(e)" attached hereto; and except as described in Exhibit "9.1(e)", there are no Project Contracts in force with respect to a Project which are not subject to cancellation upon not more than thirty (30) days notice without premium or penalty.

                 (f) The Contributors are the lawful owners of the Projects and hold insurable and marketable title to the Projects, free and clear of all liens and encumbrances other than the Permitted Exceptions and Removable Liens. The Contributors have and will have on the Contribution Date the power and authority to sell the Projects to Sun and perform their obligations in accordance with the terms and conditions of this Agreement, and each person who executes this Agreement and all other instruments and documents in connection herewith, has or will have due power and authority to so act. On or before the Contribution Date, the Contributors will have complied with all applicable statutes, laws, ordinances and regulations of every kind or nature, in order to effectively convey and transfer all of the Contributors' right, title and interest in and to the Projects to Sun in the condition herein required.

                 (g) Since the date on which the Contributors commenced doing business at each of the Projects, they have been insured with respect to risks normally insured against, and in amounts adequate to safeguard each Project. Exhibit "9.1(g)" attached hereto lists all insurance currently maintained for or with respect to each Project, including types of coverage, policy numbers, insurers, premiums, deductibles and limits of coverage.

                 (h) Neither this Agreement nor anything provided to be done herein by the Contributors, including, without limitation, the conveyance of all of the Contributors' right, title and interest in and to the Projects as herein contemplated, violates or will violate the Contributors' governing documents or any contract, agreement or instrument to which the Contributors are a party or bound and which affects the Projects.

                 (i) The Contributors have not contracted for the furnishing of labor or materials to a Project which will not be paid for in full prior to the Contribution Date, and if any claim is made by any party for the payment of any amount due for the furnishing of labor and/or materials to a Project or the Contributors prior to the Contribution Date and a lien is filed against a Project as a result of furnishing such materials and/or labor, the Contributors will immediately pay the said claim and discharge the lien.

                 (j) All utility services, including water, sanitary sewer, gas, electric, telephone and cable television facilities, are available to each Project and each home site therein in sufficient quantities to adequately service the Projects at full occupancy; and to the Contributors' knowledge, after due inquiry, there are no existing, pending or threatened plans, proposals or conditions which could cause the curtailment of any such utility service.

                 (k) Each Project was constructed in conformity with all governmental rules, regulations, laws and ordinances applicable at the time such Project was constructed, all Permitted Exceptions, and all development orders and other requirements imposed by governmental authorities. Except as disclosed in Exhibit "9.1(k)" attached hereto, to the Contributors' knowledge, obtained after due inquiry: (i) there are no existing maintenance problems with respect to mechanical, electrical, plumbing, utility and other systems necessary for the operation of the Projects, including, without limitation, all underground utility lines, water wells and roads; (ii) all such systems are in good working condition and are suitable for the operation of the Projects; and (iii) there are no structural or physical defects in and to the Projects, and there are no conditions currently existing on, in, under or around property adjacent to or surrounding a Project, which materially adversely affects, or could materially adversely affect, such Project or the operation thereof.

                 (l) Attached hereto as Exhibit "9.1(l)" is a true and complete list of all persons employed by the Contributors or the manager(s) of the Projects in connection with the operation and maintenance of the Projects as of the date hereof, including name, job description, term of employment, average hours worked per week, current pay rate, description of all benefits provided such employees and the annual cost thereof. Except as provided in any employment contract furnished to Sun, all such employees are terminable at will.

                 (m) Continental Estates consists of 386 developed manufactured home sites, approximately 60 acres of Land, and the improvements, amenities and recreational facilities listed in Exhibit "9.1(m)" attached hereto and made a part hereof. As of the date hereof, nine (9) manufactured home sites within Continental Estates are vacant, and for the calendar years 1994 and 1995, the average occupancy rates at Continental Estates were 99% and 98%, respectively. All unoccupied manufactured home sites within Continental Estates which exist at the date of Closing, if any, will be in leasable condition without it being necessary to make any further improvements to permit a tenant to take possession of, and install a manufactured home on, such home site in accordance with the Contributors' standard form lease and the rules and regulations applicable to Continental Estates.

                 (n) Continental North consists of 334 developed manufactured home sites, 80 undeveloped manufactured home sites, approximately 80 acres of Land, and the improvements, amenities and recreational facilities listed in Exhibit "9.1(n)" attached hereto and made a part hereof. As of the date hereof, twelve (12) manufactured home sites within Continental North are vacant, and for the calendar years 1994 and 1995, the average occupancy rates (with respect to developed manufactured home sites) at Continental North were 94% and 94%, respectively. All unoccupied developed manufactured home sites within Continental North which exist at the date of Closing, if any, will be in leasable condition without it being necessary to make any further improvements to permit a tenant to take possession of, and install a manufactured home on, such home site in accordance with the Contributors' standard form lease and the rules and regulations applicable to Continental North. The development and leasing of the 80 undeveloped manufactured home sites within Continental North will not violate any building, zoning, safety, fire, environmental, health or other codes, laws or regulations applicable therein.

                 (o) Davison East consists of 190 developed manufactured home sites, approximately 24 acres of Land, and the improvements, amenities and recreational facilities listed in Exhibit "9.1(o)" attached hereto and made a part hereof. As of the date hereof, zero manufactured home sites within Davison East are vacant, and for the calendar years 1994 and 1995, the average occupancy rates at Davison East were 98% and 98%, respectively. All unoccupied manufactured home sites within Davison East which exist at the date of Closing, if any, will be in leasable condition without it being necessary to make any further improvements to permit a tenant to take possession of, and install a manufactured home on, such home site in accordance with the Contributors' standard form lease and the rules and regulations applicable to Davison East.

                 (p) To the Contributors' knowledge, obtained after due inquiry, Exhibit "9.1(p)" attached hereto contains a complete and accurate list of, and copies of, all licenses, certificates, permits and authorizations from any governmental authority of any kind which is required to develop, operate, use and maintain each of the Projects as a manufactured home community; and all such licenses, certificates, permits and authorizations have been issued and are in full force and effect and on the Contribution Date shall, to the extent legally assignable or transferable, be transferred or assigned to Sun. The Contributors shall take all steps and execute all applications and instruments reasonably necessary to achieve such transfer or assignment.

                 (q) Exhibits "D1", "D2" and "D3" attached hereto contain a true and complete list of all Personal Property used in the operation of each of the Projects; such Personal Property is in good working condition and adequate for the operation of each such Project at full occupancy; and the Contributors will not sell, transfer, remove or dispose of any item of Personal Property from the Projects on or prior to the Contribution Date, unless such item is replaced with a similar item of no lesser quality or value.

                 (r) There has not been, and prior to the Contribution Date will not be, discharged, released, generated, treated, stored, disposed of or deposited in, on or under any Project, and to the best of the Contributors' knowledge, each Project is free of and does not contain, any "toxic or hazardous substance", asbestos, urea formaldehyde insulation, PCBs, radioactive material, flammable explosives, underground storage tanks, or any other hazardous or contaminated substance (collectively, the "Hazardous Materials") prohibited, limited or regulated under the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, or under any other applicable federal, state or local statutes, regulations or ordinances (collectively the "Environmental Laws"), and there are no substances or conditions in or on any Project which may support a claim or cause of action under any of the Environmental Laws. The Contributors have no knowledge of any suit, action or other legal proceeding arising out of or related to any Environmental Laws with respect to a Project which is pending or threatened before any court, agency or government authority, and the Contributors have not received any notice that a Project is in violation of the Environmental Laws.

                 (s) Attached hereto as Exhibit "9.1(s)" are profit and loss statements for each of the Projects for the 12-month periods ending December 31, 1993, December 31, 1994, and December 31, 1995 and the eight (8) month period ending August 31, 1996 (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete in all respects, present fairly and accurately the financial position of each Project and the operation of each Project as at such dates and the results of their operations and earnings for the periods indicated thereon, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

                 (t) S&K is duly organized and validly existing as a co-partnership under the laws of the State of Michigan, and S&K has full power and authority to own, lease and operate its properties and assets, including, without limitation, the Projects, and to carry on its business as presently conducted. Attached hereto as Exhibit "9.1(t)" and made a part hereof by this reference are true and complete copies of the Partnership Agreement and Certificate of Co-Partnership of S&K and any additional documents, instruments or certificates relating to the existence of S&K and all amendments to any of the foregoing (collectively, the "S&K Documents"). As of the date hereof, the S&K Documents are in full force and effect and only are amended or modified as reflected therein, and from the date hereof to the Closing Date, the S&K Documents will not be modified or amended without the consent of Sun.

                 (u) The Contributors own the right to use the names "Continental Estates Manufactured Home Community", "Continental North Manufactured Home Community", and "Davison East Manufactured Home Community" in connection with the operation of the Projects. The Contributors have not received notice of or are aware that the Contributors' use of any such name infringes on or violates the rights of any third party.

                 (v) Each of the Contributors and each of the partners of S&K are Michigan residents and "accredited investors" as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

                 (w) The Contributors have delivered or will deliver to Sun true, correct and complete copies of the information and material referenced in Section
         6.1 hereof. Nothing contained in this Agreement, the Exhibits attached hereto or the information and material delivered or to be delivered to Sun pursuant to the terms hereof, includes any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Contributors have not received any written notice of any fact which would materially adversely affect any of the Projects or the operation thereof which is not set forth in this Agreement, the Exhibits hereto, or has not otherwise been disclosed to Sun in writing.

         9.2 The provisions of Section 9.1 and all representations and warranties contained therein shall be true as of the Contribution Date and shall survive the closing of the transaction contemplated herein and the conveyance of the Projects to Sun. The investigation by Sun and its employees, agents and representatives, of the financial, physical and other aspects of the Projects shall not negate or diminish the representations and warranties of the Contributors contained herein.

         10.      CONDITIONS.

         10.1 Sun's obligation to consummate the acquisition of the Projects is expressly conditioned upon the following, each of which constitutes a condition precedent to Sun's obligations hereunder which, if not performed or determined to be acceptable to Sun on or before the Contribution Date (unless a different time for performance is expressly provided herein), shall permit Sun, at its sole option, to declare this Agreement null and void and of no further force and effect by written notice to the Contributors, whereupon neither the Contributors nor Sun shall have any further obligations hereunder to the other except for the Contributors' obligation to pay legal fees for the drafting of this Agreement as described in Section 20.1 and reimburse Sun for certain expenses as set forth herein (provided that Sun shall have the right to waive any one or all of said conditions).

                 (a) On the Contribution Date, title to the Projects shall be in the condition required herein, and the Title Company shall be in a position to issue the requisite policy of title insurance pursuant to the Commitment.

                 (b) The Contributors shall have complied with and performed all covenants, agreements and conditions on their part to be performed under this Agreement within the time herein provided for such performance.

                 (c) The Contributors' representations, warranties and agreements contained herein are and shall be true and correct as of the date hereof and as of the Contribution Date in all material respects.

                 (d) From and after the date hereof to the Contribution Date there shall have been no material adverse change in or to any of the Projects or the business conducted thereon.

                 (e) Sun shall have obtained, at its sole cost and expense, prior to the expiration of the Investigation Period, a "Phase 1" environmental audit (the "Environmental Audit") of each of the Projects, including the Land and Improvements included within each such Project, addressed to Sun and its designated lenders, conducted by an independent environmental investigation and testing firm approved by Sun in its sole discretion, reflecting that each Project is free of and does not contain any Hazardous Materials, and otherwise in form and content acceptable to Sun, in its sole discretion. If any Environmental Audit discloses any condition which requires further review or investigation, Sun may obtain, at its sole expense, a "Phase 2" environmental audit of such Project in form and content acceptable to Sun, in its sole discretion, and the Contribution Date shall be extended to provide Sun with sufficient time to receive, review and approve such Phase 2 environmental audit. If this Agreement terminates for any reason other than the default of Sun, the Contributors shall reimburse Sun for the cost of the Environmental Audits, including any Phase 2 environmental audits.

         11.      PERIOD FOR INVESTIGATION.

         11.1 Commencing on the date hereof, Sun shall have a period of sixty (60) days (the "Investigation Period") to inspect and investigate all aspects of the Projects, including, without limitation, the physical condition of the Projects, all items of income and expense arising from the Contributors' ownership and operation of the Projects, and all documents relating thereto.
In the event the Contributors have failed to deliver or make available to Sun the information and material required by Section 6.1 within five (5) days of the date hereof, the Investigation Period shall be extended for a period of time equal to the number of days from the required delivery date of each such item to the actual date of delivery of all such items. At any time prior to the expiration of the Investigation Period, as the same may have been extended pursuant to the provisions of this Section 11.1, and for any reason whatsoever, Sun may, at its option and in its sole and absolute discretion, terminate this Agreement.

         11.2 If Sun notifies the Contributors in writing prior to the expiration of the Investigation Period, as the same may be extended, that it waives its right to terminate this Agreement as provided in Section 11.1 above (the "Investigation Notice"), its right under Section 11.1 to terminate this Agreement shall expire. If Sun does not send the Investigation Notice to the Contributors prior to the expiration of the Investigation Period, as the same may be extended, Sun, without further action, shall be deemed to have elected to terminate this Agreement, and Sun and the Contributors shall have no further obligation to the other hereunder other than the Contributors' obligation to pay legal fees for the drafting of this Agreement as described in Section 20.1 and reimburse Sun for certain expenses as set forth herein.

         12.      OPERATION OF PROJECT.

         12.1 From and after the date hereof to the Contribution Date, the Contributors shall: (a) continue to maintain, operate and conduct business at the Projects in substantially the same manner as prior to the date hereof; (b) perform all regular and emergency maintenance and repairs with respect to the Projects; (c) keep the Projects insured against all usual risks and maintain in effect all insurance policies now maintained on the same; (d) not sell, assign or convey any right, title or interest in any part of the Projects; and (e) not change the operation or status of the Projects in any manner reasonably expected to impair or diminish their value; provided, however: (i) no Tenant Lease shall be executed or extended for a term in excess of one year; (ii) no Tenant Lease shall be executed or extended at a rental rate that is less than the present rental for such space within such Project; and (iii) the Contributors shall at or prior to the Contribution Date furnish Sun with a copy of each new or renewal lease.

         12.2 Sun shall have the right, but not the obligation, to hire those employees of the Contributors and the Projects' management agent(s) who worked at or provided services to the Projects, effective as of the Contribution Date. Upon the consummation of the transactions contemplated herein, such employees will remain employees of the Contributors or the manager unless expressly retained by Sun, and all compensation and fees due such employees, including any amount payable or that becomes payable as a result of the termination of the employees, and all costs and taxes attributable to such employment, shall be paid by the Contributors or the manager, as the case may be. Effective as of the Contribution Date, the Contributors shall terminate the existing manager(s) of the Projects and any Project Contracts not assigned to Sun.

         13.      DESTRUCTION OF PROJECT.

         13.1 In the event any part of any Project shall be damaged or destroyed prior to the Contribution Date, the Contributors shall notify Sun thereof, which notice shall include a description of the damage and all pertinent insurance information. If the use or occupancy of such Project is materially affected by such damage or destruction or the cost to repair such damage or destruction exceeds Fifty Thousand and 00/100 Dollars ($50,000.00), Sun shall have the right to terminate this Agreement by notifying the Contributors within thirty (30) days following the date Sun receives notice of such occurrence, whereupon the Contributors and Sun shall not have any further obligation to the other hereunder other than the Contributors' obligation to pay legal fees for the drafting of this Agreement as described in Section 20.1 and reimburse Sun for certain expenses as set forth herein. If Sun does not elect to terminate this Agreement, or shall fail to notify the Contributors within the said thirty (30) day period, on the Contribution Date the Contributors shall assign to Sun all of the Contributors' right, title and interest in and to the proceeds of the fire and extended coverage insurance presently carried by or payable to the Contributors.

         14.      CONDEMNATION.

         14.1 If, prior to the Contribution Date, either the Contributors or Sun receives or obtains notice that any governmental authority having jurisdiction intends to commence or has commenced proceedings for the taking of any portion of any Project by the exercise of any power of condemnation or eminent domain, or notice of any such taking is recorded among the public records of the State of Michigan or Genesee County, Sun shall have the option to terminate this Agreement by notifying the Contributors within thirty (30) days following Sun's receipt of such notice, in which event the Contributors and Sun shall not have any other or further liability or responsibility hereunder to the other, except the Contributors' obligation to pay legal fees for the drafting of this Agreement as described in Section 20.1 and reimburse Sun for certain expenses as set forth herein. If Sun does not elect to terminate this Agreement or shall fail to notify the Contributors within the thirty (30) day period, Sun shall close the transaction as if no such notice had been received, obtained or recorded or proceedings commenced, and in such event, any proceeds or awards made in connection with such taking shall be the sole property of Sun.

         15.      DEFAULT BY THE CONTRIBUTORS OR SUN.

         15.1 In the event the Contributors shall fail to perform any of their obligations hereunder, Sun may, at Sun's option and in addition to all other rights available at law or in equity: (i) terminate this Agreement by written notice delivered to the Contributors at or prior to the Contribution Date; (ii) obtain specific performance of the terms and conditions hereof; or
(iii) waive the Contributors' default and proceed to consummate the transactions with the Contributors, and for purposes of determining the number of Common OP Units to be issued to the Contributors pursuant to Section 2.1, reduce the Agreed Value by an amount equal to the costs incurred by Sun to cure any default of the Contributors hereunder, up to a maximum reduction of $50,000.00.

         15.2 In the event Sun does not elect to terminate this Agreement as permitted herein and the conditions precedent to Sun's obligation to purchase the Projects have been satisfied or waived by Sun, and thereafter Sun fails to purchase the Projects on the Contribution Date in accordance with the terms of this Agreement, the Contributors shall be entitled to terminate this Agreement and recover from Sun, as liquidated damages, the sum of FIFTY THOUSAND and 00/100 ($50,000.00) Dollars plus all third party out-of-pocket costs incurred by Contributors with respect to the transaction contemplated herein (the "Recovery"), the same being the Contributors' sole remedy, and Sun shall have no further or other liability hereunder. The Contributors and Sun agree that in the event of a default by Sun under this Agreement, the Contributors' damages would be difficult or impossible to ascertain, and the amount of the Recovery represents a reasonable estimate of such damages. Neither Sun, nor any designee, transferee or assignee of Sun, nor any officers, directors, shareholders or partners, general or limited, of such designee, transferee or assignee, shall be personally or individually liable with respect to any obligation under this Agreement, all such personal and individual liability, if any, being hereby waived by the Contributors on their behalf and on behalf of all persons claiming by, through or under the Contributors.

         16.     LIABILITY AND INDEMNIFICATION.

         16.1 Sun does not and shall not assume any liability for any claims arising out of the occurrence of any event or the existence of any condition prior to the Contribution Date with respect to the Projects.

         16.2 From and after the Contribution Date, the Contributors, jointly and severally, agree to indemnify, defend and hold harmless Sun, and Sun's successors and assigns, from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including attorneys' fees), arising out of, as a result of or as a consequence of: (i) any property damage or injuries to persons, including death, caused by the occurrence of any event or the existence of any condition at a Project prior to the Contribution Date or in connection with the Contributors' use, possession, operation, repair and maintenance of the Projects prior to the Contribution Date; (ii) any breach by the Contributors of any of their representations, warranties, or obligations set forth herein or in any other document or instrument delivered by the Contributors in connection with the consummation of the transactions contemplated herein; or (iii) clean up costs and future response costs incurred by Sun under the Environmental Laws arising with respect to or in connection with a condition which existed or any event which occurred prior to the Contribution Date.

         17.     COVENANT NOT TO COMPETE; EASEMENTS.

         17.1 At Closing, the Contributors shall enter into the Restrictive Covenant Agreement and Option and Right of First Refusal Agreement attached hereto as Exhibits "17.1(a)" and "17.1(b)" respectively, with respect to the frontage at Continental North along M-15 (State Road), consisting of approximately ten (10) acres, as more fully described in Exhibit "17.1(c)" attached hereto and made a part hereof (the "Frontage Land"). The Contributors will also grant Sun such access and utility easements across the Frontage Land for the benefit of Continental North as may be necessary to continue operating Continental North in the ordinary course of business by executing and delivering an instrument granting such easements in form for recording by the Genesee County Register of Deeds (the "Easement Agreement").

         18.     EXISTING HOMES.

         18.1 Sun and the Contributors acknowledge and agree that (i) the Contributors own approximately ninety-nine (99) manufactured homes located at the Projects which are leased or available for lease to residents (the "Leased Homes"), (ii) the Contributors will be responsible for payment of the site rent for all home sites on which such Leases Homes are installed until such Leased Homes are sold to third parties who enter into new leases for home sites within the Project, (iii) such Leased Homes will not be removed from the Project by Contributors or any successor owner, and (iv) during the Investigation Period, Sun and the Contributors shall establish, and after the Contribution Date, Sun and the Contributors will cooperate in the implementation of, a plan to phase out such Leased Homes owned by the Contributors so that all mobile homes at the Projects become owner/occupied homes. If requested, Contributors will enter into new leases for the home sites on which the Leased Homes are located using Sun's standard form of lease.

         19.     CLOSING.

         19.1 Subject to the provisions of Section 5.1, the closing ("Closing") of the transaction contemplated herein shall take place within thirty (30) days after the expiration of the Investigation Period (the "Contribution Date"). The Contribution Date shall be designated by Sun on not less than five (5) days prior written notice to the Contributors. The Closing shall be held at the offices of Sun's attorneys, Jaffe, Raitt, Heuer & Weiss, Professional Corporation, One Woodward Avenue, Suite 2400, Detroit, Michigan 48226, or on or at such other time or place as Sun and the Contributors shall agree upon.

         19.2    At Closing:

                 (a) The Contributors shall execute and deliver Warranty Deeds in recordable form conveying to Sun marketable and insurable title to the Land and Improvements, subject only to the Permitted Exceptions.

                 (b) The Contributors shall execute and deliver Warranty Bills of Sale conveying the Personal Property to Sun, free and clear of any liens or encumbrances other than the Permitted Exceptions, and the Contributors shall execute and deliver to Sun, in proper form for transfer, the Certificates of Title pertaining to all vehicles and manufactured homes, if any, being conveyed to Sun hereunder.

                 (c) The Contributors shall execute and deliver to Sun, in form and content satisfactory to Sun and pursuant to Sections 7.1, 7.2 and 7.3 hereof, Assignments transferring to Sun all of the Contributors' right, title and interest in and to: (i) the Tenant Leases and all deposits relating thereto; (ii) the Project Contracts which Sun has elected to have assigned; and (iii) the Intangible Property.

                 (d) The Contributors shall deliver to Sun payoff letters from the Lender that are sufficient to cause the Title Company to remove the exceptions for the Mortgages from the Commitment upon payment of the amount set forth in such payoff letters.

                 (e) The Contributors shall cause the Commitment referred to in paragraph 4.1 hereof to be recertified and updated to the Contribution Date, and shall cause the policy of title insurance to be issued to Sun pursuant to such updated Commitment together with such endorsements thereto as Sun shall request, at Sun's sole cost.

                 (f) The Contributors and Sun shall execute and deliver to the Title Company for recording the Restrictive Covenant Agreement and Option and Right of First Refusal Agreement attached hereto as Exhibits "17.1(a)" and "17.1(b)", respectively.

                 (g) The Contributors and Sun shall execute and deliver the Easement Agreement to the Title Company for recording.

                 (h) The REIT and the Contributors shall execute and deliver amendments to the Sun Partnership Agreement and Sun's Restated Certificate of Limited Partnership admitting the Contributors as limited partners of Sun and issuing the Common OP Units to the Contributors, upon the terms and subject to the conditions contained herein.

                 (i) The Contributors and the REIT shall enter into the Registration Rights Agreement in the form of Exhibit "2.5(b)" attached hereto, and each Contributor, and the partners of the Contributors which are partnerships, shall execute and deliver such investment and subscription documents as Sun shall reasonably require in connection with the issuance of the Common OP Units and reaffirm the representations and warranties contained in Section 9.1(v) hereof.

                 (j) The Contributors shall deliver to Sun a certificate confirming the truth and accuracy of the Contributors' representations and warranties hereunder, and the Rent Rolls, updated to the Contribution Date, and each prospectus for any Project then in effect, shall be certified as true and correct in all respects.

                 (k) The Contributors and Sun shall execute and cause to be delivered to tenants under the Tenant Leases and all other interested parties written notice of the transfer of the Projects to Sun together with such other information or instructions as Sun shall deem appropriate.

                 (l)      The Contributors shall deliver to Sun originals of:
         (i) the Tenant Leases, including all amendments thereto and modifications thereof; (ii) all Project Contracts assigned to Sun;
         (iii) all architectural plans and specifications and other documents in the Contributors' possession pertaining to the development of the Projects; and (iv) all collection, expense and business records and such other documentation reasonably necessary for Sun to continue the operation of the Projects.

                 (m) Each Contributor which is a partnership shall deliver to Sun certified copies of resolutions of the partners of such partnership authorizing and approving the transaction contemplated by this Agreement, and authorizing and directing the execution and delivery of this Agreement and all documents and instruments to be executed and delivered by such Contributor pursuant to the terms hereof, certified by an authorized partner of such Partner as being true and correct, together with an incumbency certificate from the partner, certifying as to the partners of such Contributor who have executed documents in connection with the transactions contemplated herein.

                 (n) The Contributors shall deliver to Sun an affidavit, in form acceptable to Sun, executed by the Contributors, certifying that the Contributors and all persons or entities holding an interest in the Contributors are not non-resident aliens or foreign entities, as the case may be, such that the Contributors and such interest holders are not subject to tax under the Foreign Investment and Real Property Tax Act of 1980.

                 (o) Sun shall deliver to the Contributors certificates or such other instruments reasonably necessary to evidence that the execution and delivery of this Agreement and all documents to be executed and delivered by Sun hereunder, have been authorized by Sun and that all persons or entities who have executed documents on behalf of Sun in connection with the transaction have due authority to act on behalf of Sun.

                 (p) The Contributors shall execute and deliver to Sun a discontinuation of any assumed name certificate whereby the Contributors have reserved the right to conduct business under the names "Continental Estates Manufactured Home Community", "Continental North Manufactured Home Community", "Davison East Manufactured Home Community", and all variations thereof.

                 (q) The Contributors and Sun shall each deliver to the other such other documents or instruments as shall reasonably be required by such party, its counsel or the Title Company to consummate the transaction contemplated herein and/or to cause the issuance of the policy of title insurance which, in all events, shall not increase such party's liability hereunder or decrease such party's rights hereunder.

         20.     COSTS.

         20.1 Sun and the Contributors shall each be responsible for their own counsel fees and travel expenses; provided, however that the Contributors, as a whole, shall pay the lesser of (i) one half of the legal fees incurred by Sun's attorneys, Jaffe, Raitt, Heuer & Weiss, Professional Corporation, in preparing the initial draft of this Agreement and all Exhibits hereto or (ii) Two Thousand and 00/100 Dollars ($2,000.00). Except as otherwise set forth in this Section 20.1, and subject to reimbursement upon the termination of this Agreement as elsewhere provided herein, Sun shall pay all documentary, intangible and transfer taxes due on the conveyance of the Projects to Sun, sales, transfer and other taxes due on the transfer of any vehicles and manufactured homes to Sun, title insurance premiums for Sun's policy of title insurance, the cost of the Surveys, Environmental Audits and any necessary financial audits, its due diligence costs, and all recording fees for the deeds. Escrow fees, if any, shall be borne equally by the Contributors and Sun.

         21.      BROKERS.

         21.1 Sun and the Contributors represent and warrant to the other that they have not had any direct or indirect dealings with any real estate brokers, salesmen or agents in connection with the Projects, or the transactions contemplated herein, except James Devine (the "Broker"), whose commission, if any, shall be paid by Sun. In consideration of said warranty, Sun agrees with the Contributors that it will pay, and will defend and hold the Contributors harmless from and against any and all finder's and/or broker's commissions due or claimed to be due on account of the transactions contemplated herein and arising out of contracts made by Sun, including, without limitation, contracts with or claims of the Broker, and the Contributors agree with Sun that they will pay, and will defend and hold Sun harmless from and against any and all finder's and/or broker's commissions due or claimed to be due on account of the transactions contemplated herein and arising out of contracts made by the Contributors.

         22.      PAYMENTS TO CONTRIBUTORS.

         22.1 With respect to the payments of cash and issuance of Common OP Units required to be made by Sun to the Contributors pursuant to this Agreement, 50% of such amounts shall be delivered to S&K and 50% of such amounts shall be delivered to Smith.

         23.      ASSIGNMENT.

         23.1 Sun hereby reserves the right, on or before the Contribution Date, to assign all of its right, title and interest in and to this Agreement or to transfer its interest in the Projects to any other person or entity, and upon notice of such assignment to the Contributors, all terms and conditions hereof shall apply equally to such assignee as if the assignee was the original party hereto.

         24.      CONTROLLING LAW.

         24.1 This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Michigan.

         25.      ENTIRE AGREEMENT.

         25.1 This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the transactions herein contemplated, and supersedes all prior agreements, written or oral, between the parties relating to the subject matter hereof. Any modification or amendment to this Agreement shall be effective only if in writing and executed by each of the parties hereto.

         26.      NOTICES.

         26.1 Any notice from the Contributors to Sun or from Sun to the Contributors shall be deemed duly served upon receipt or refusal if (i) personally served, (ii) deposited in the U.S. certified mail, return receipt requested, (iii) sent by telephone facsimile with fax acceptance sheet verifying receipt, or (iv) sent via "overnight" courier service, addressed to such party as follows:

         If to the Contributors:           Ms. Susan Smith
                                           13015 Sandehurst Ct.
                                           Grand Blanc, Michigan 48439
                                           Fax No. (810) 695-4020


         With a copy to:                   John Wolf, Esq.
                                           Joseph, Wolf, Endean & Stahle
                                           3876 Fortune Blvd.
                                           Saginaw, MI 48603
                                           Fax No. (517) 799-8692

         If to Sun:                        Sun Communities, Inc.
                                           31700 Middlebelt, Suite 145
                                           Farmington Hills, Michigan  48334
                                           Attn:  Mr. Gary A. Shiffman
                                           Fax No. (810) 932-3072

         With a copy to:                   Richard A. Zussman
                                           Jaffe, Raitt, Heuer & Weiss
                                           Professional Corporation
                                           One Woodward Avenue, Suite 2400
                                           Detroit, Michigan 48226
                                           Fax No. (313) 961-8358

Either party hereto may change the name and address of the designee to which notice shall be sent by giving written notice of such change to the other party hereto as hereinbefore provided.

         27.      BINDING.

         27.1 The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto, their successors, transferees and assigns.

         28.      PARAGRAPH HEADINGS.

         28.1 The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

         29.      SURVIVAL AND BENEFIT.

         29.1 Except as otherwise expressly provided herein, each agreement, representation or warranty made in this Agreement by or on behalf of either party, or in any instruments delivered pursuant hereto or in connection herewith, shall survive the Contribution Date and the consummation of the transactions provided for herein.

         29.2 The covenants, agreements and undertakings of each of the parties hereto are made solely for the benefit of, and may be relied on only by, the other party hereto, their transferees and assigns, and are not made for the benefit of, nor may they be relied upon, by any other person whatsoever.

         29.3 This Agreement shall not be construed more strictly against one party then against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Sun and the Contributors have contributed substantially and materially to the preparation of this Agreement.

         30.     COUNTERPARTS.

         30.1 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed one in the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                 CONTRIBUTORS:

IN THE PRESENCE OF:                        S&K Smith Co., a Michigan
co-partnership


___________________________________________           /s/ Susan Kay Smith
                                                  By:___________________________
                                                     Susan Kay Smith, Partner


___________________________________________           /s/ Keith D. Smith
                                                  By:___________________________
                                                     Keith D. Smith, Partner


___________________________________________
                                                  By: /s/ Donald L. Smith
                                                     ___________________________
                                                  Donald L. Smith,
                                                  individually, a single man


                                                  "SUN"

                                                  SUN COMMUNITIES OPERATING
                                                  LIMITED PARTNERSHIP, a
                                                  Michigan limited partnership

                                                  By: Sun Communities, Inc.,
                                                  its General Partner


                                                      /s/ Jonathan M. Colman
                                                  By:__________________________
                                                     Jonathan M. Colman,
                                                     Vice President
__________________________________

                                LIST OF EXHIBITS

                 EXHIBIT                           DESCRIPTION
     1.                              Legal Description of Continental Estates Land
     B                               Legal Description of Continental North Land
     C                               Legal Description of Davison East Land
     D1                              Schedule of Personal Property - Continental Estates
     D2                              Schedule of Personal Property - Continental North
     D3                              Schedule of Personal Property - Davison East
     2.5(a)                    Sun Partnership Agreement
     2.5(b)                    Registration Rights Agreement
     3.1(a)                    Schedule of Mortgages
     3.1(c)-1                        Rent Roll - Continental Estates
     3.1(c)-2                        Rent Roll - Continental North
     3.1(c)-2                        Rent Roll - Davison East
     4.2                             Surveyor's Certification
     9.1(b)                    Violations
     9.1(c)                    Litigation and Condemnation Proceedings
     9.1(d)                    Assessments and Other Charges
     9.1(e)                    Project Contracts
     9.1(g)                    Summary of Insurance
     9.1(k)                    Maintenance Problems
     9.1(l)                    List of Employees
     9.1(m)                          List of Continental Estates Facilities
     9.1(n)                    List of Continental North Facilities
     9.1(o)                    List of Davison East Facilities
     9.1(p)                    Licenses, Authorizations and Permits
     9.1(s)                    Project Financial Statements
     9.1(t)                    S&K Documents
     17.1(a)                         Restrictive Covenant Agreement
     17.1(b)                         Option and Right of First Refusal Agreement
     17.1(c)                         Legal Description of Frontage Land

